Exhibit 99.2
On April 25, 2008, Horizon Lines, Inc. hosted a conference call to discuss financial results for the first quarter ended March 23, 2008. The following transcript is an interpretation of the statements made on the call. The actual conference call may have differed slightly.

Operator:	Good morning ladies and gentlemen. Thank you for standing by. Welcome to the Horizon Lines First Quarter 2008 Fiscal Year Earnings Results Conference Call. During today’s presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be opened for questions. If you have a question, please press the star, followed by the one on your touch-tone phone. If you would like to withdraw your question, please press the star, followed by the two. If you are using speaker equipment, please lift the handset before to making your selection. This conference call is being recorded today, Friday, April the 25th of 2008.

I would now like to turn the conference over to Mike Avara, Senior VP and CFO. Please go ahead sir.

Michael Avara:	Thank you. Good morning everyone and welcome to the Horizon Lines First Quarter 2008 Earnings Release Call. Thanks for joining us today. Joining me in Dallas are Chuck Raymond, our Chairman, President and CEO, John Keenan, President of our Liner Company, Brian Taylor, President of our Logistics Company, Katherine Walsh, VP and Controller and in Charlotte, John Handy, Executive Vice President. Our call will be conducted today in the normal fashion; Chuck will provide an overview of the first quarter, John will review the shipping operations, Brian will take you through our Logistics business, I’ll give the financial review, and we’ll conclude with a Q&A session.

Before we start, please turn your attention to our forward-looking statement disclaimer on page three. During this call we will make certain forward-looking statements, and although we certainly believe them to be reasonable at this point in time, we obviously can provide no guarantees that they’ll actually come to pass. There are a number of risk factors that could cause actual results to differ materially from our projections and I suggest that you review our filings with the SEC for a description of these risk factors.

So with that, I’ll now turn the call over to Chuck Raymond, Chuck?

Chuck Raymond:	Mike, thank you and good morning. Thank you for joining us on the call today. Our highlights for the first quarter of 2008 are as follows: First of all, our business is fundamentally healthy. Revenues, as you’ll see from the 10Q and from the PowerPoint presentation, are up about $32 million over the first quarter of 2008, an approximate 12% increase. Part of this increase is due to fuel, a major cost for us. The costs of fuel during the first quarter are up some 46% over the same quarter of 2007.

Despite the current recession and the continuing softness in the markets, our business plan is close to flat for the first quarter of 2008, over the first quarter of 2007, down right around 1%, mostly in the Puerto Rico Trade lane. We still earn growing volumes from our key customers, critical brands and very renowned customers such as Walgreen’s, Wal-Mart, Sam’s, Costco, Lowe’s and Target Stores. These are all very, very successful retailers and businesses that make up our customer list and our volumes.

During the quarter our volume was impacted by a lack of a Puerto Rico recovery and by severe weather, not only in Alaska but in the Pacific Northwest. We believe this anomaly will not repeat during the next three quarters, particularly in Alaska, and we expect to make up a big portion of that as we move forward. However, the Puerto Rican economy is one that we still have some questions about and that will be dealt with more by John Keenan, who has been working on that matter along with our Management team.

Schedule integrity and fuel conservation actions and surcharges have tempered the volatility of fuel costs on our P&L. We have had another 3% improvement in our arrivals and the on-time reliability of our fleet. This is incredible, particularly with the weather we have had and with the very cautious approach we are taking on burning fuel on these vessels.

During the first quarter, and throughout 2008, we will continue to invest in our terminals. Our CapEx this year is about $28 million; about half of that will be on our terminals and the other 40% or 50% will be related to our vessel fleet and containers. The Company continues to invest in the infrastructure of the entity.

Our Logistics business has scored some impressive wins over the last quarter including Hanes Brands, Michelin Tires and McDonald’s. Brian will take you through those shortly. Finally, Horizon was again recognized by one of the premier shippers in this business, Wal-Mart, with our sixth Carrier of the Year Award from Wal-Mart since the company came out from under CSX and Sea Land in the year 2000.

Although the Puerto Rican economy is recovering, we do not think that it’s going to recover to a level that we would have hoped, and that’s reflected in our guidance going forward. We want to make sure that we are appropriately representing that. The fuel price volatility is expected to persist. We can not predict what’s going to happen to fuel; most believe it will continue to go up, and we have reflected that in our forecasts as well.

In Alaska there has been a reduction in the Pollack quota. That impacts us principally in our export volume that we handle out to Asia on Maersk Line vessels. As you know, we are their agent in Alaska so the terminal handling costs that we incur for that, the profit we build into that as well as the earnings by being

Maersk’s commercial agent in that state impacts us because of that Pollack quota reduction. Not a large issue, but we ought to mention it.

In the states of Alaska and Hawaii, as well as Puerto Rico, our business is fundamentally sound and is still poised for future growth. I believe that the vessel deployment changes that we made in 2007 will serve us well going forward as these markets come back.

The presence in Alaska, Hawaii, Guam and Puerto Rico is one of the Company’s strengths, not from a marketing standpoint, but from the market diversification accomplished. Hawaii and Guam are basically stable, not going down, not taking off like a wildfire, but still doing well, and Puerto Rico is going through its own difficulties. When you average it all out with Horizon Lines I think we can say we are recession resistant in this Company, and I think our revenues and our EBITDA generation stand behind that.

Our Edge Project, which we spoke about in 2006-2007 is here and serving us well. The culture of the Company has changed and Edge is no longer just a special project for us; it’s really our culture and the tools that we have built and developed and the approach that our people are taking with Edge is ingrained in our spirit everyday.

I might take a minute and comment about the Department of Justice investigations into the Puerto Rico trade. We are one of four carriers that have been asked to turn over documents there. The Company has not been charged, and no individual in the Company has been charged with an offense. We will continue to cooperate fully with DOJ on this and we certainly do not expect any service disruptions to come about as a result of this.

Let me just take a second on page seven and talk to you about what we consider as a season of opportunity for us. What we have done here is way on the left side based on the kind of conventional wisdom that companies apply in times of stress and how Horizon is doing these things. In today’s environment of a questionable economy, rising fuel costs and the obvious impact on trade volumes, I thought it was important to help differentiate ourselves from conventional wisdom. Most companies would say now is the time to downsize people. Our approach is not that; our approach is to invest in people. We believe that the team we have here at Horizon, from the key people, to the entry level folks with our Company are the best in the business, and so we continue to invest in training, we continue to invest in providing those folks with the right Edge tools that we have talked about, as opposed to simply laying people off.

Many companies would take this as an opportunity to reduce their services. In our case we are focused on increasing our service levels; you will see that by our taking on higher standards, the on-time arrivals of our vessels, cutting out errors, using the Edge projects to provide a better quality product to our customers. Our customers can’t have us reduce vessel speeds to conserve fuel. Our customers in Puerto Rico and the states of Alaska, Hawaii and Guam rely on schedule integrity; there is not a lot of warehouse capability there and the land that would be used for warehousing is quite dear. We have a very strong focus on maintaining schedule integrity, getting out of port on time, getting into port on time, and inland, such as making sure that our pick up and deliveries are on schedule. In that regard the tools that we built in the past serve us very, very well today.

Companies might avoid reinvestment. We are not doing that; as I mentioned, we are reinvesting in container assets, in cranes in our key facilities and in providing better capacity in Hawaii, Puerto Rico and Alaska for future growth. Companies would divest in weakness; we address our weakness. We have built a sales pipeline of accounts that we believe will be with us, we have continued to look at our deployments and make sure that we are doing the right thing without degrading our service to the community.

Companies struggle with liquidity in tough times; in our case we have great liquidity. We are going through a review of our cash flows, and as seen from our guidance, the cash flows of this Company are still very, very impressive. We locked in our interest rates and did a share repurchase in the first quarter.

People tend to distance themselves from the community; our employees, almost down to the person, are, very engaged in their local communities, they are active everywhere and we certainly are not backing away from that obligation that we feel we have. Horizon will not retreat in this environment; we are always there, always delivering, we have improved reliability and improved reputation with our shippers.

With that, let me turn this over to John Keenan who will take you through our Liner business, John.

John Keenan:	Thank you Chuck. I’m going to start on page nine, Alaska Economic Outlook; as you know Alaska has high oil prices, but, as a matter of fact, Alaska has some excess state revenues, unlike a lot of other states in the lower 48. The job growth is projected for the 20th consecutive year at approximately 1,000 new jobs in the healthcare and professional services areas. There has been a reduction in the Pollack quota which we have factored into our forecast going forward. The rail belt construction remains strong and that construction coincides with some of our customers, the big box retailers, Lowe’s Wal-Mart and Target. The gas pipeline is a Denali Group, $30 billion project between Conoco and BP. They plan to spend $600 million over the next three years on the planning, engineering and permitting for this gas pipeline. We are very optimistic about the state of Alaska.

On page ten, Hawaii/Guam’s economic outlook; the Hawaii GSP have been trimmed from 1% down to 0%. As a result we have reduced our volumes 1%. There is a 2.5% unemployment rate in the state of Hawaii. We expect visitor arrival growth to remain at approximately 1%. Commercial and military construction are offsetting some of the softness in the residential market, and we feel we are very well positioned with our new flat racks that we have put into the Hawaii trade to help move that materials. And as you know, Guam continues military spending of about $15 billion annually, both in increased construction and the project cargo in support of construction. We are well positioned with the arrival of our vessels as well as the equipment facility in the Guam market.

The Puerto Rico market has experienced a combination of slow economic growth, high unemployment, and rising prices since the second quarter of 2006, which caused us to adjust our volumes down 2%; that being said, there is the fiscal stimulus of the IRS payments that will be coming out in May. We will feel a short-term benefit. Putting $1 billion into the economy with an overall gross state product of about $72.3 billion is a fairly significant impact. The government in Puerto Rico has been addressing their fiscal issues including increasing their tax revenues and reducing expenses within the government. The charges against the governor increase the chance for a more pro-growth administration. As you know, election years historically bring increased government spending and support as well as construction spending. There are over $200 million in biomedical investments. Look at St. Jude alone, there is $200 million over five years they intend to spend and over 1,200 jobs created for that one biomedical investment alone. I think on that we will see positive indications of industry and government working together to provide incentives for new investments as well as business expansion.

On page 12 is information about our volume updates and our business. If you look at the bar chart there, you will see that our container volumes for first quarter year-over-year are down 1%. That 1% is driven primarily by contracting volumes in the Puerto Rico trade lane. Some of the extreme cold in Alaska that Chuck mentioned earlier tempered an otherwise solid demand that we typically see in the Alaska trade. Our schedule integrity supported the strength of our Hawaii volumes and I will touch on that schedule integrity in a minute. And Our Guam service was impacted by reduction in the Taipan garment shipments which we had previously in our plan.

On page 13, please look at our rate per container, our unit revenue is up 8.9% year-over-year, quarter over quarter. About 5% of that is attributed to fuel. The other increase is our general rate increase and contract renewal rate increases that have driven that revenue growth as well as our cargo mix improvement.

Please move to slide 14 and look at our vessel performance. The vessel on-time arrival is timed to the minute; there are not many other carriers in the industry that can say that. From 2007 to 2008 our on-time arrival has improved 3% to 81%. The major improvement in this area has been the Hawaii-Guam trade lane where year-over-year with our new TP1 vessels, we have seen a 31% improvement on our on time arrivals and schedule integrity. Our vessel availability is virtually unchanged year-over-year, and our utilization has dropped from 84% to 83% which correlates to the volume reduction that you have seen and I have discussed in earlier slides.

On page 15, the investment that we made in our container fleet continues primarily with our dry boxes. In the second quarter of this year you will see 1,800 new dry boxes; these are high cube boxes that will continue as part of our fleet enhancement program comes into service. This supports the dramatic improvement in the maintenance costs per load. This is a cost comparison for repairing a box, old versus new, and I think the key take-away here is the reinvestment in our equipment results in obviously lower maintenance expenses going forward. In addition, we have seen a 7% improvement year-over-year in our maintenance expense, which is really driven by our Edge processes and our corporate maintenance processes.

The awards and recognition, page 16, show that we have been awarded one more time the Wal-Mart Jones Act on Carrier of the Year, which we are extremely proud of. We have also received the Lloyd’s List 2008 Award, which is based on Horizon Falcon, a vessel operating in our Trans-Pacific service. It received an award for rescue of the Chinese seafarers in 2007. Horizon Lines joined the Smartway Transportation Partnership and we earned the highest fuel efficiency as well as environmental performance ratings from the EPA.

For Edge updates, our first quarter accomplishments, we continue to focus on public segmentation, sales tactical planning tools and yield tools which all translate into better cargo mix, better ability to segment and to serve our key customer groups. We have achieved greater fuel efficiencies with our onboard technology programs that we have put on our vessels. As you know we burn predominantly low sulfur fuel or fuel that is in the 2% to 2.5% sulfur range below the IMO standards that exist today. We have reduced crew overtime with our onboard management controls and our Edge processes, worked on our optimization with our inland empty miles and reduced miles as well as reduced chassis. I think the key take-away on this slide is our Edge processes are ingrained in every aspect and key work stream of our businesses.

On to our coast wide shipping solutions, I think what you see here is our product offering and if you look at the slide you will see some networks on the up and down in the East Coast and into the Gulf and our targeted customers here are some of the large international liner companies that we have targeted as well as domestic markets served by truck and rail and to offer alternate service options. We show one of our vessels here; as you know, this is one of our vessels that has been freed up based on our TP1 deployment next year and some of our next steps are to finalize the discussions with international carriers and our target customers, to secure the passage of the harbor maintenance tax, to negotiate with the shipboard unions and shore side labor groups and port authorities to come up with favorable economics to hopefully implement it sometime in the near future.

As you are aware from a labor relations update perspective, we utilize the ILWU on the West Coast. The current contract is due to expire July 1st and we commenced bargaining on March 17th of this year. We started early and we believe that the contract will be renewed with minimal impact. We had our negotiations with the IBT; we are a signatory to the national master freight agreement which we have ratified and I think the key take-away on this slide is that we anticipate no business interruption with both of these agreements and these bargaining units.

So with that I will thank you and turn it over to Brian Taylor.

Brian Taylor:	I am going to provide you with a quick update on the status of the Logistics Company now that we are seven months into the operation of this new business unit. Slide 21, Where Are We Today? Aero Logistics, our August 2007 acquisition is now fully integrated into the Horizon Logistics network. Ninety five percent of all of the integration work that needs to be done within the organization is now complete. Our newly formed integrated truck brokerage network is up and running. We are beginning to see solid wins from this new service offering. Full technology integration is well underway and on track as we expected it to be. We have refocused the technology team on the development of integrative Logistics solutions versus some of the core technology services that we were focused on previously.

Slide 22, our growth model really remains unchanged from the last time that we spoke. We are obviously continuing to leverage our expertise to deliver value added services to existing and new customers. We are using the existing expertise that we have in Logistics within this organization and we are adding new skills and new resources that are really helping us create greater value for our customers. Our liner customers demand these services, they have been asking us for these solutions and now, in the first six months of the operation of this business, we are in a position where we are starting to deliver some of those solutions. Clearly focused on further integration into our customer supply chains we are creating long lasting relationships and stickiness with existing customers and looking at many new customers to add to the portfolio. Our growth will be driven by some organic growth but we are well aware that a good portion of our growth moving forward will be through future acquisitions.

The acquisition front will be a key growth component for us. We have created a team inside of this organization that is helping us refine an acquisition methodology and helping us finalize a list of potential targets that we want to look at going forward. Some of the key criteria that have been identified are functional alignment with the services that we already have inside of the organization and the culture, size and scope of some of the potential targets we may look at, and obviously sticking very close to an asset light model. We are engaging some investment banks and key industry contacts and we are using their expertise to help us round out the list of targets and help us make sure we have the most refined acquisition process to ensure success.

On slide 24, we are continuing to work on these two distinct sales channels and we have added resources in all areas of sales and operations to position the organization for solid growth. Chuck mentioned early on some of the wins that we have seen; we feel very confident right at the moment that we have a robust pipeline of potential customers that are going to add a significant value to this business in 2008 and beyond.

One of the key focus areas that we have touched on previously is the area of warehousing and distribution. We have made a great deal of progress in developing our capability in this segment. One of the key facilities that we focused on in the last four months is our facility in Lexington, North Carolina. This is a facility that now is a key raw materials consolidation center for several textile and apparel customers. We have built out a truck brokerage and consolidation business that is really helping us grow our truck volumes in some key specific lanes. We have added technology and support resources to this operation and we are creating greater economies of scale that are allowing us to take on more business and helping us build a model that will create sustainable value and also be able to be moved to other locations in the future. Our GPS equipped trailers that we use for this facility as well as the proprietary warehouse system that we have implemented in our network is really helping to provide our customers with some real time visibility and encouraging them to give us an opportunity to handle more of their supply chain process.

One other component that we talked about as a key focus point for us in 2008 is our Mexico freight services. Clearly we are expanding our offering in Mexico and over a short period of time we feel that this initiative is beginning to gain some traction. Our land based transportation services use the same dedicated GPS equipment fleet that I had touched on earlier. We have moved into a new state of the art 60,000 square foot facility that is secure, safe and giving us the ability to offer enhanced distribution and even supplier managed inventory processes for customers. We are positioned to provide the services that really are allowing us to manage the entire Mexico supply chain process for the customers that are working with Horizon Logistics.

Slide 27, quarter one is traditionally the slowest quarter in our business. Recent economic moderations clearly have impacted our growth with a couple of our main retail customers. You may remember I mentioned to you early on the last earnings call that we did intend to methodically add additional resources that would help us support and position this business for future growth. We will see the benefit of those resource additions going forward. Clearly it is important for us to invest in the resources that are required to build this business out, the people, the technology, the operating resources to serve our customers in the way they expect to be served. At this point we are very excited about where this business is at and feel that we can take this Company very far in 2008 and beyond.

With that I am going to turn this over to Mike to review the financial results. Mike.

Michael Avara:	Brian, thank you. I will start on page 29 with operating revenue. You can see that revenue was up nicely during the quarter, $32.2 million or 11.8% over 2007. This is largely driven by the strength of our Hawaii Guam trade as well as revenue from acquisitions.

Turning to page 30, a little more color on that $32.2 million increase I just referred to; revenue per container grew by $320 or 8.9% and is reflected in both the higher fuel cost recovery as well as the rate improvement that you see here. Our 2007 acquisitions, Aero Logistics and Hawaii Stevedores, contributed a combined $10.1 million of additional revenue during the quarter. These positive factors were offset slightly by the 1% decline in revenue loads primarily in Puerto Rico that John referenced earlier.

Turning to page 31 you can see that operating income declined by $4.9 million in the first quarter. The increase in operating expenses led by a higher fuel expense of $9.4 million and higher vessel lease expense of $6.2 million more than offset the healthy growth in revenue that I referenced earlier. We have the five new vessels in place now versus only one in the first quarter of 2007 that we incur lease expense on.

EBITDA reflected on page 32 declined by $6.4 million from the first quarter of 2007, the same factors impacting operating income that I referenced also affected EBITDA.

Net income declined $2.4 million during the quarter after adjustment to exclude the $2.6 million deferred tax revaluation benefit that was included in the results for 2007. Interest expense benefiting from restructuring of our debt was down $2.2 million over 2007 and we have strategically taken advantage of falling interest rates. Over the last nine months we have been able to reduce our blended cost of debt from 8.8% to 4.6%. Our fixed to floating debt ratio is now at 72% fixed to 28% variable after the execution of our $122 million interest rate swap on March 31st of this year, and that interest rate swap effectively locked in the current $122 million portion of our term loan through its August 8, 2012 maturity at 4.52% with a 3.02% fixed swap rate and our current LIBOR spread of 1.5%.

Diluted EPS of $0.07 declined to $0.06 from 2007, again after adjustments removed the one time deferred tax revaluation benefit of $2.6 million from the 2007 results. We had two share repurchase programs; we acquired one million shares as part of our refinancing and 2.8 million shares during our $50 million repurchase program at $17.82 per share. Those combined repurchases have allowed us to reduce shares outstanding by about 10% down to 30.8 million shares outstanding this quarter versus 34.1 million shares in 2007.

Free cash flow has improved by $14.4 million in the first quarter of 2008. We were helped by the absence of the bonus payment and the vessel lease mid-term balloon payment on our ships in Alaska last year of about $25 million. That more than offset the lower EBITDA, increased working capital consumption that won’t get added here in the rest of the year and resulted in higher cash interest payments in 2008. Net cash flow actually improved by $46.8 million during the quarter. The free cash flow increase of $14.4 million contributed to this as well as debt borrowings that are repayments of $56.4 million that were utilized to fund our share repurchase program.

Our financial guidance is reflected on page 36. You’ll recall that we transitioned to providing annual guidance in the fourth quarter of 2007 for a couple of reasons; it is better aligned with our long-term approach to running the business and eliminates seasonal and timing difference distortions that sometimes fall into quarterly guidance. We are reducing our 2008 guidance in reflection of the growing problems in the U.S. economy, continued weakness in Puerto Rico and reduced growth assumptions in some of our other trades. Record high oil prices are also having an impact and causing the revision that you see here. So, based on current market conditions, what are we projecting? Operating revenue at a $1.315 billion to $1.350 billion EBITDA at $145 million to $160 million, diluted EPS of $1.20 to $1.60 and free cash flow of $72 million to $87 million. We have taken our guidance range and expanded it a little bit from our usual range of about $10 million to $15 million to better reflect some of the increased uncertainties in the economy and fuel prices.

On page 37 we have our segment breakdown of our 2008 projections. Using the midpoint of the guidance you’ll see liner EBITDA forecast at $148.5 million, Logistics at $4 million, and recall that the $176 million revenue elimination reflects services that the Logistics business currently provides to the Liner at point of cost basis. I thought it was important to walk you through some of our major assumptions in our budgets and forecasts and guidance and you can see the trend has continued from November through April. We have had to reflect in our volumes and on our rates, the change and the deterioration in U.S. economy and some softening, quite frankly, in our trades. We have engaged in what I consider a very thorough and robust reforecasting process. We have challenged the assumption in all of our trade lanes, we have conducted this under various scenarios and page 38 reflects the resulting forecast assumptions. We are confident that this revised guidance is achievable under at least any reasonably foreseeable circumstances.

So let me just take a minute and wrap up and try to put things in perspective here. As Chuck mentioned, our business is financially very sound. Our recession resistant business model is being evidenced by 2008 projections, even at these reduced levels close or equal to our 2007 $160 million of EBITDA despite significantly worse economic conditions and higher fuel prices. Horizon Edge, which Chuck had the foresight and John Handy and the rest of the team had put in back in 2006 when were operating on all eight cylinders has really served its intended purpose, has helped us out on the cost side when things have been difficult on the revenue side. We continue to generate very strong free cash flows, both in absolute terms and especially in context of our market cap and we are poised for future growth when market conditions improve, which they will, with our vessel capacity additions that John referenced and Brian’s Logistics business will in the future increasingly contribute to our earnings and our cash flows.

So with that, I’ll turn the call back to Mary.

Operator:	Thank you. Ladies gentlemen at this time we will begin the question and answer session. As a reminder, if you have a question, please press the star, followed by the one on your touch tone phone. If you would like to withdraw your question, please press the star, followed by the two. We do ask if you’re on speaker equipment would you please lift the handset before making your selection.

And our first question comes from John Chappell with JP Morgan. Please go ahead.

John Chappell:	Thank you. Good morning guys. Chuck, I assume that you can’t say a whole lot about this price investigation in the Puerto Rico market, but I do have a couple broad questions on that. First of all, as I’m sure you saw, Alexander & Baldwin put out a press release on last Friday saying that they had been told by the Department of Justice that they received subpoenas for their Hawaii trade. Have you received any notice about potential subpoenas or investigations on the Hawaii and/or the Alaska trades?

Chuck Raymond:	John we have not heard anything about Hawaii or Alaska.

John Chappell:	Okay. The other thing is, and I know this is going to be one of the very early stages of this, but as you think about best case and worst case scenarios or the way that this finally plays out, what’s the worst case scenario? And you don’t have to give the numbers, fines, whatever, I know that’s too early and you can’t tell on that, but is there any way that this investigation could lead to an opening up of competition in some of the trade lines, the Jones Act trade lines?

Chuck Raymond:	John, I just can not speculate on that, and I wouldn’t. I’m sorry.

John Chappell:	Okay, no problem. Question about cash flow use; as Mike said, the cash flow is still pretty strong. You went through your whole buy back program, the stock’s about $6.00 lower than what you purchased it at; would you look to re-op share buy backs in this type of credit environment? Does debt repayment become the top priority of uses of cash, or do you maybe want to keep some back for unforeseen events?

Chuck Raymond:	Well John, you know share repurchase is always something we keep on our radar screen. Clearly with the stock down where it is right now we have a much more compelling case for a share buy back. When you look at the cost of our debt and the yield that we would save on this thing, it would probably make sense. But on the other hand we have got opportunities to grow this business that are good long-term opportunities and I think that we’ll take a good hard look at it. Are we considering a buy back right now? The answer is no; we haven’t come to that conclusion but we will certainly keep that alive as an option.

John Chappell:	Okay. One last one and then I’ll turn it over. As I look at the last slide here, the guidance assumptions and the big drop downs, 2% every time on Puerto Rico, would you categorize this negative 2% volume growth as basically kitchen sinking Puerto Rico, I mean is this the absolute worst case scenario, or do you think that still, if the U.S. economy doesn’t bounce back that there’s still some potential downside to this market in a worst case scenario?

Chuck Raymond:	I think we are close to a kitchen sink. If you go back and review the bidding here for the last year or so, we started to speculate that 2008 could be a turning point for us in Puerto Rico because of the elections. They are still of course scheduled for November. There’s been a little bit of change down there politically; the sense is, I think John mentioned that the sitting governor more than likely will not run for reelection now. There is the combination of some excitement about new industrial incentives down there which the legislature and private enterprise have been working very diligently on now for the last several months. Our intelligence is that later this week or early next week the legislature will roll out a new industrial incentive package for Puerto Rico and I think that’s very, very necessary.

Something else that John mentioned that perhaps people have not heard is that as a part of the Federal Stimulus Program signed into law in February, the taxpayers in Puerto Rico, even though they do not pay federal income tax, are all going to get a federal income tax refund, fairly substantial, which will average in the range of $1,200 to $1,600 per family. That had occurred back in 1991, much smaller at that time, but it had a rather dramatic impact. So, if you look at the ledger, on the positive side of the ledger you’ve got a very strong coalition between politicians and business people now very seriously addressing what needs to be done to grow the local economy, married up with some one time incentives that will help get us through 2008. So there’s good light there for this year as well as for the future. You know on the negative side of that ledger is inflation. We have seen Puerto Rico slide and they’ve had 16% inflation in 2006, something very close to that last year. Those subsidies that caused the inflation have gone away and the government is addressing the fact that their electricity is $0.27 a kilowatt hour for example. So they have got to look at things like privatizing their electrical power authority and other state owned entities in Puerto Rico. At the end of the day there are four million people down there, a lot of business, we have got a great service reputation there, we have got a tremendous array of assets in that trade and again, we wanted to be very, very cautious on this call because the last thing we want to do is miss this guidance, and so I’d repeat what you said, we have just about got to the kitchen sink here.

John Chappell:	Alright. Thanks a lot Chuck.

Chuck Raymond:	I hope that helps.

Operator:	Thank you. Your next question comes from Peter Wahlstrom with Goldman Sachs. Please go ahead.

Peter Wahlstrom:	Good morning.

Speaker:	Good morning Peter.

Peter Wahlstrom:	We saw the gross state product assumptions for Hawaii and Alaska; do you have one for Puerto Rico that you can share just to help us frame that 2% expected decline in volumes.

John Keenan:	Peter, I think the most recent information that we have seen from Puerto Rico is zero.

Peter Wahlstrom:	Okay. And staying on that same slide, over the last couple of quarters we have seen downward revisions in Alaska, Guam and Puerto Rico and this time we have Hawaii stable at 1%. Could you go into a little bit more detail on why you feel more comfortable in this geographic region?

John Keenan:	We feel more comfortable based on what we are seeing and reading and we are hearing from our customer base in Hawaii, Guam. As I mentioned, in Hawaii we feel we are very well positioned with the new equipment that we put in, the flat racks, the new refrigerated containers and our alignment with the right customers into Hawaii. Although you will see a lot of the residential construction is down, the commercial construction as well as the military construction is up, so that’s our position with Hawaii; we still see about 1%. Now Alaska, we had forecasted reductions in the Pollack quota, which we are seeing and what we are also seeing in Alaska is the reduction in our terminal services revenue from our terminal in Dutch Harbor and based on that Pollack quota. However, the volume growth to Alaska is still strong, it is robust, we had hoped to see Alaska very consistent.

Peter Wahlstrom:	Okay, and actually staying on the Alaska topic, could you give us a sense as to whether it is volume or financial impact related to the weather in the Alaska quarter?

John Keenan:	The first period was in volume; it is freight that just did not move in the first period.

Peter Wahlstrom:	And can you help us get a gauge that a little bit, is it, ten containers, 100 containers?

John Keenan:	I think the softening is probably more in the neighborhood of 100 containers over the quarter.

Chuck Raymond:	If I could just add on that because John and I just finished going through this last nigh. We had that softness in the first quarter in our head haul business to Alaska. We expect it pretty much to be in our plan in terms of shipments up to Alaska for the rest of the year. Again the adjustment in our forecast is related specifically to the export fish that moves on Maersk Line, we are the agent for Maersk out there, and this is not related to our core business.

Peter Wahlstrom:	Okay. Shifting quickly to Logistics, Brian are you still targeting basically a double in revenue for the next couple of years and have you seen acquisition multiples coming down?

Brian Taylor:	Yes, we believe that it is possible for us, given the right acquisitions, that we could double the size of this business within the next three to five years, Peter. And of course as you know right now with economic conditions as they are, there are a lot of opportunities out there for businesses to be identified as attractive acquisition candidates for us based on current multiples.

Peter Wahlstrom:	Okay, thanks. And last question for you, with regard to the Edge program, could you confirm that it’s still on track and can you share your financial benchmark, whether it is what has been achieved to date and remind us of your targets, or for the run rate by the end of 2008.

John Keenan:	Peter this is John, let me take that. When you look at our Edge forecast we are seeing some softness in volumes and a piece of our Edge savings was tied into our sales and marketing and it was revenue driven. We are very confident we are going to achieve our operational savings that were tied into our Edge forecast which is in the neighborhood of $8.5 million. The revenue component of that is reflected in our forward-looking guidance.

Peter Wahlstrom:	Okay, and by the end of the year then, of 2008, I think you talked about $25 million and maybe achieving kind of half of that.

John Keenan:	No, I think on this year we were talking about $12 million to $13 million, right and I think that that’s closer to nine.

Peter Wahlstrom:	Okay. Thanks, that’s very helpful.

Operator:	Thank you. Your next question comes from the line of Kevin Sterling with Stephens Inc. Please go ahead.

Kevin Sterling:	Good morning gentlemen.

Michael Avara:	Kevin, good morning.

Brian Taylor:	Hi Kevin.

Kevin Sterling:	Chuck, you started your prepared remarks by saying you thought Horizon Lines was recession resistant. What do you mean by that when you just lowered your earnings guidance about 35%? Maybe you could help walk through kind of how you define recession resistant.

Chuck Raymond:	Thank you Kevin. When I look at why we adjusted our guidance, when you take these issues that we just talked about, essentially the Hawaii-Guam trade lane looks pretty good to us, Alaska is basically because we had some weather going up there during the first quarter and the fish quota, that Pollack that goes out to Asia, they are not related to the economy, frankly. Puerto Rico, has stagflation in its rear view mirror for over 26 months and yet our earnings in Puerto Rico are pretty much flat on an EBITDA basis. If you go back to 2005, 2006, 2007, and I recognize that we do not publish those by trade lane because we do have a lot interusable assets there, but the way we allocate it out it is fairly accurate. The volumes are only down about 1%, so even though you’re in a recession the core business that is flowing through our machine here is continuing. The impact of fuel is not an anomaly that we have had in previous recessions in the U.S. The dynamic impact of fuel is the compounding factor for us, Kevin.

Kevin Sterling:	Okay, keeping on that path, Chuck on February 1st you raised your guidance from $2.01 to $2.26 and now less than two months later you significantly haircut it. We know fuel has always been an issue, you know it’s been rising this year; that shouldn’t have come out of the blue. As you mentioned, Puerto Rico’s been in the tank. Is it much worse now within less than two months since you last spoke on February 1st? Maybe you could help kind of understand what’s changed in about a six week period to significantly dim your outlook for the rest of this year.

Chuck Raymond:	That’s a very, very good question and obviously something that needs to be explained. The February adjustment was because of the share repurchase and only that. At that point we didn’t know enough about the year in the first quarter to be able to say this plan needs to be adjusted slightly, and we were only a couple weeks into the year, actually.

Kevin Sterling:	Could you talk a little bit about some of the trends that you’ve seen so far in April, maybe you could break it down by trade lane in terms of volumes; are we seeing any pick up at all, you know as we sit here near the end of April?

Chuck Raymond:	We do not break out our earnings month by month. All I can say is that March was stronger than February, February was stronger than January. So this is not a business that is going into the tank. We are operating very efficiently and our volumes versus our original plan are looking pretty good. I think that our share of the Puerto Rico market is up a little bit in April, and I think it is probably very stable in Alaska and maybe up just very slightly in Hawaii. John: is there anything you want to add to that?

John Keenan:	I would agree. I think, Kevin, the best answer is that what we are seeing is consistent with our forecast. I can tell you that we have had good volumes in all three, especially the West Coast trades in the last month and as Chuck indicated in Puerto Rico we have seen a slight uptick and that is partially based on our positioning in the market and a desire to take back a little bit of market share. So again, it is consistent with our forecast and our guidance.

Kevin Sterling:	It’s consistent with your new forecast of lower 2% volumes?

John Keenan:	That’s correct.

Kevin Sterling:	Okay, consistent with your new forecast, okay. Last question here then I’ll let someone else get in the queue, and it’s probably more for Mike. Your debt level has increased this quarter; maybe could you help explain what drove this because I would have thought we would’ve seen those reduced with some of the cash flow that you are able to generate. So maybe you could talk a little bit about the reason why we have seen debt levels increase this quarter on a sequential basis.

Michael Avara:	Sure Kevin. Our biggest payments are in the first quarter; we had $24 million of lease payments on the D7 vessels, in addition we did fund $29.8 million of our share repurchase program. So those two big disbursements in addition to our normal weakest free cash flow quarter really caused the additional borrowings under our revolver. Now free cash flow will rebound starting now, grow significantly during the rest of the year, and we will generate the free cash flow targets that we have just laid out here for you.

Kevin Sterling:	Okay, well one quick follow up to that; do you have an idea of how much debt you want to pay down for the rest of the year?

Michael Avara:	Yeah as we look at our free cash flow deployment, we certainly will use some of our free cash flow to pay down debt. That will also have to play into any acquisitions, opportunities that we might have.

Kevin Sterling:	Okay, thanks for your time today.

Michael Avara:	Thank you Kevin.

Operator:	Thank you. And we have time for a final question, and our final question comes from the line of Chaz Jones with Morgan Keegan. Please go ahead.

Chaz Jones:	Hey, good morning guys.

Various Speakers:	Good morning Chaz.

Chaz Jones:	I understand the explanation for the decreased outlook in volumes but one thing we have not touched on here is the rate environment, the pretty substantial reduction from 26 to 15. Obviously in the first quarter you were well above that even when you back out fuel. Could you maybe help us understand that? Is that lowered rate expectation due to volume slowdown, is it due to excess capacity in the market, or is there anything else there from a fuel standpoint that is keeping rates in check?

John Keenan:	I think when you look at the overall rate impact, first of all you see where we have reduced our volumes as well as our rates out of Guam. Guam had an impact on the overall rate level due to its backhaul, which is very high revenue per box. In the other trades, I would say in Alaska our volumes, as you see, are basically consistent with what we have had, our rates have been moderate and I think it’s just a sign of in each of the three markets not only the competitive landscape but the state of the markets where we are choosing to be less aggressive on the rate lever. About 5% of our rate increase is tied into fuel so if you take the balance it is a little less than 3%.

Chaz Jones:	Right. And maybe just on the, switching back over to the expense side of the equation, it looks like you kept D&A fairly constant from a guidance standpoint. Obviously higher fuel is baked into higher OpEx. You mentioned the Edge program. Is there anything else there on the expense front that maybe has crept up here since the last call that is driving some higher expectations on the expense side?

Michael Avara:	No, I think you’ve captured everything correctly; nothing other than the items you mentioned.

Chaz Jones:	Okay. And then just maybe a couple of quick ones here; it didn’t sound like from that commentary on Alaska despite the weather disruptions, is there any type of catch-up from those lost volumes in the second quarter?

Michael Avara:	No Chaz, we don’t expect that.

Chaz Jones:	Okay. And the CapEx was raised modestly, it looks like you guys went from 21 to 28; anything happen there that you can share with us?

John Keenan:	Yeah Chaz, again this is John. That is a purchase of Guam cranes that we have added to our CapEx that we are doing a joint venture with Matson to put three additional cranes into Guam to help continue to service that market.

Chaz Jones:	Okay good. And last one here, the Logistics segment actually lost some money from an EBIT standpoint, it looks like in the first quarter. I don’t think you have given guidance on the Logistics front, but if I could ask was that in line with where you kind of expected that segment or could you give us any visibility there?

Brian Taylor:	Chaz, this is Brian. That was in line with our expectation. As we have continued to build up this business and put support resources into it to position it for growth, we had expected certainly in the first quarter given the softness that we would typically see in first quarter volumes, that that would be a quarter that would not deliver up a positive result for us, so it is pretty much in line with what we saw for the first quarter.

Chuck Raymond:	I might add that that as a business we are growing, and if you look at that variance versus plan, that is basically an investment we have made in people. We have added resources into Logistics to expand our brand awareness and to expand our customer base and you will see the returns from that investment later on in the year.

Chaz Jones:	Okay great. Thanks guys for the commentary.

Operator:	Thank you. Mr. Raymond, at this time we’ll turn it to you for closing comments.

Chuck Raymond:	Thank you very much Mary. Well listen folks, again thank you. Let me just hit a couple points here. Many of you have been with us for several years here and I think you recognize that Horizon is the premier brand in our business sector. Our customer support today is strong and growing. Despite these, what we call recessionary times, the Company still generates good earnings and strong cash flows and we are going to use those cash flows as investments to make this Company stronger and to bring strong future returns to shareholders. Clearly we believe we are doing the right thing by adjusting our guidance for 2008, being cautious there to make sure that we give you the right kind of sense of where we see this business going in the short run while we have these uncertainties. And then finally, you have to look at the stock price today and say to yourself, this really represents a compelling investment opportunity and we will reinvigorate our efforts to generate those kinds of returns to our investors and shareholders going forward.

We will talk to you on the earnings call that we’ll have at the end of the second quarter, which will be in late July. We thank you for your time today and look forward to smoother sailing ahead. Thank you.